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                                                                     EXHIBIT 4.7
                                                   TO THE REGISTRATION STATEMENT
                                                                       (6/21/00)

                        American Honda Receivables Corp.
                               700 Van Ness Avenue
                           Torrance, California 90501

                                                      Dated as of

                                                      [______________]

                           YIELD SUPPLEMENT AGREEMENT

[NAME OF [INDENTURE] TRUSTEE]

[__________________]
[__________________]

Ladies and Gentlemen:

                  American Honda Receivables Corp. (the "Company") hereby confirms arrangements made as of the date hereof with you, as [Indenture] Trustee for the benefit of [the Noteholders] [and] [the Class [__] Certificateholders], to be effective upon (i) receipt by the Company of the enclosed copy of this letter agreement (the "Yield Supplement Agreement"), executed by the [Indenture Trustee] [Trustee], (ii) execution of the Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), between the Company and American Honda Finance Corporation ("AHFC"), (iii) receipt by AHFC of the payment by the Company of the purchase price under the Purchase Agreement, and (iv) the receipt by the Company of the capital contribution of AHFC in connection with the payment of the purchase price under the Purchase Agreement. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the [Sale] [Pooling] and Servicing Agreement, dated as of the date hereof, among AHFC, in its individual capacity and as Servicer, the Company, and [Honda Auto Receivables ____-_____ Owner Trust/Grantor Trust, as Issuer] [[NAME OF TRUSTEE], in its capacity as Trustee] (the "[Sale] [Pooling] and Servicing Agreement").

        1. On or prior to the [____] calendar day before each Distribution Date, the Servicer shall notify the Company of the "Yield Supplement Deposit" (as defined below) for such Distribution Date and the amount on deposit in the Yield Supplement Account (as defined below). The "Yield Supplement Deposit" means, with respect to any Distribution Date, the amount by which (i) the aggregate amount of interest that would have been due during the related Collection Period on all Yield Supplemented Receivables (as defined below) if such Yield Supplemented Receivables bore interest at the Required Rate (as defined below) exceeds (ii) the amount of interest accrued on such Yield Supplemented Receivables at their respective APRs and due during such Collection Period. "Required Rate" means, with respect to each Collection Period, [SPECIFY RATE.] "Yield Supplemented Receivable" means any Receivable that has an APR less than the Required Rate.

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        2.        On or before the date hereof, the Company shall establish and maintain with the [Indenture] Trustee for the benefit of [the Noteholders] [and] [the Class [__] Certificateholders] a segregated trust account in the name of the [Indenture] Trustee (the "Yield Supplement Account") [in accordance with the Securities Account Control Agreement and the Indenture], or such other account as may be acceptable to the Rating Agencies, and the Company hereby grants to the [Indenture] Trustee for the benefit of [the Noteholders] [and] [the Class [__] Certificateholders] a first priority security interest in the monies on deposit and the other property that from time to time comprise the Yield Supplement Account (including the Initial Yield Supplement Amount), and any and all proceeds thereof (collectively, the "Yield Supplement Account Property"). The [Relevant] Trustee shall possess all of the rights of a secured party under the UCC with respect thereto; provided that income from the investment of funds in the Yield Supplement Account and the right to receive such income are retained by the Company and not transferred, assigned or otherwise conveyed hereunder or under the [Sale] [Pooling] and Servicing Agreement. The Yield Supplement Account Property and the Yield Supplement Account shall be under the sole dominion and control of the [Relevant] Trustee. Neither the Company nor any Person claiming by, through or under the Company shall have any right, title or interest in, any control over the use of, or any right to withdraw from amounts from, the Yield Supplement Account Property or the Yield Supplement Account (other than income from the investment of funds in the Yield Supplement Account). All Yield Supplement Account Property in the Yield Supplement Account shall be applied by the [Relevant] Trustee as specified in this Yield Supplement Agreement and the [Sale] [Pooling] and Servicing Agreement. The [Relevant] Trustee shall, not later than 5:00 P.M., New York City time on the Business Day preceding each Distribution Date, withdraw from the Yield Supplement Account (excluding net investment income on Eligible Investments, which amounts are payable to the Company therefrom) and deposit in the [Collection Account] [Certificate Account] an amount equal to the Yield Supplement Deposit for such Distribution Date.

                  On or prior to the date hereof, the Company shall deposit $[___________] (the "Initial Yield Supplement Amount") into the Yield Supplement Account. The amount required to be on deposit in the Yield Supplement Account on the date of issuance of [the Notes] [and] [the Certificates] and for any Distribution Date (the "Required Yield Supplement Amount"), as determined by the Servicer and notified to the [Relevant] Trustee, means an amount equal to the lesser of (i) the maximum aggregate Yield Supplement Deposit that will become due hereunder, assuming that payments on the Receivables are made on their scheduled due dates and no Receivable becomes a prepaid Receivable, or (ii) the Initial Yield Supplement Amount. The [Relevant] Trustee shall have no duty or liability to determine the Required Yield Supplement Amount and may fully rely on the determination thereof by the Servicer. If, on any Distribution Date, the funds in the Yield Supplement Account are in excess of the Required Yield Supplement Amount for such Distribution Date after giving effect to all distributions to be made on such Distribution Date, the [Relevant] Trustee shall pay the Company the amount of such excess. The Yield Supplement Account shall not be part of the Trust. It is the intent of the parties that the Yield Supplement Account Property be treated as property of the Company for all federal, state and local income and franchise tax purposes. The provisions of this Yield Supplement Agreement should be interpreted accordingly. Further, the Company shall include in its gross income all income earned on the Yield Supplement Account Property and the Yield Supplement Account.


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        3.        All or a portion of the Yield Supplement Account may be
invested and reinvested in the manner specified in Section [5.08] [5.01] of the [Sale]Pooling] and Servicing Agreement with respect to monies in the Collection Account] in accordance with written instructions from the Servicer; PROVIDED that, if permitted by the Rating Agencies, monies on deposit therein may be invested in Eligible Investments that mature later than the Business Day preceding the next Distribution Date. All such investments shall be made in the name of the [Relevant] Trustee. Earnings on investment of funds in the Yield Supplement Account shall be paid to the Company on each Distribution Date, and losses and any investment expenses shall be charged against the funds on deposit therein. Upon termination of the trusts established under the Trust Agreement and the Indenture]
[Pooling and Servicing Agreement], as directed in writing by the Servicer, the [Relevant] Trustee will release to the Company any amounts remaining on deposit in the Yield Supplement Account. If for any reason the Yield Supplement Account is no longer an Eligible Deposit Account] no longer satisfies the requirements relating to eligibility of accounts set forth in
Section 5.01 of the Pooling and Servicing Agreement], the [Relevant] Trustee shall promptly cause the Yield Supplement Account to be moved to another institution or otherwise changed so that the Yield Supplement Account [becomes an Eligible Deposit Account] complies with such requirements].

        4. All payments to the Company pursuant hereto shall be made by federal wire transfer (same day funds) or immediately available funds, to such account as the Company, or any assignee of the Company referred to in Section 6 hereof, may designate in writing to the [Relevant] Trustee, prior to the relevant Distribution Date.

        5. Our agreements set forth in this Yield Supplement Agreement are our primary obligations and such obligations are irrevocable, absolute and unconditional, shall not be subject to any counterclaim, setoff or defense (other than full and strict compliance by us with our obligations hereunder) and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstances or condition whatsoever.

        6. In order to more fully protect the interests of [the Noteholders] [and] [the Certificateholders], the Company will transfer, assign and convey its interest in this Yield Supplement Agreement to the Honda Auto Receivables [____-____] [Owner] [Grantor] Trust established under the [Trust Agreement] [Pooling and Servicing Agreement] (the "Trust"). Following such transfer, assignment and conveyance, this Yield Supplement Agreement shall not be amended, modified or terminated except in accordance with the provisions for amendments, modifications and terminations of the [Sale] [Pooling] and Servicing Agreement as set forth in Section [10.01] [13.01] of the [Sale] [Pooling] and Servicing Agreement.

        7. THIS YIELD SUPPLEMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

        8. Except as otherwise provided herein, all notices pursuant to this Yield Supplement Agreement shall be in writing, personally delivered, sent by telecopier, sent by courier or mailed by certified mail, return receipt requested, and shall be effective upon receipt


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thereof. All notices shall be directed as set forth below, or to such other address or telecopy number or to the attention of such other person as the relevant party shall have designated for such purpose in a written notice.

                  The Company:

                  American Honda Receivables Corp.
                  700 Van Ness Avenue
                  Torrance, California  90501
                  Attention:  __________
                  Facsimile No.: 310-___-____

                  [Indenture] Trustee:

                  [_______________]
                  [_______________]
                  [_______________]
                  [_______________]

        9. This Yield Supplement Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, all of which shall be deemed to be one and the same document.

                  [10. Each of the parties hereto agrees and acknowledges that all of the rights and interests of the Indenture Trustee hereunder shall be automatically transferred to the Owner Trustee, and the Owner Trustee shall succeed to all such rights and interests, upon the payment in full of the Notes in accordance with the terms of the Indenture and the Sale and Servicing Agreement.]

                  If the foregoing satisfactorily sets forth the terms and conditions of our agreement, please indicate your acceptance thereof by signing in the space provided below and returning to us the enclosed duplicate original of this letter.

                                            Very truly yours,

                                            AMERICAN HONDA RECEIVABLES CORP.

                                            By:
                                                 -----------------------------
                                                 Name:
                                                 Title:

Agreed and accepted as of [_________,____]

AMERICAN HONDA FINANCE CORPORATION

By:
    -------------------------------------
      Name:
      Title:


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[INDENTURE TRUSTEE] [TRUSTEE]
   AS [INDENTURE] TRUSTEE

By:
    -------------------------------------
     Name:
     Title:


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